Exhibit 99.1

February 14, 2024

Encision Reports Third Quarter Fiscal Year 2024 Results

Boulder, Colorado, February 14, 2024 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal 2024 third quarter that ended December 31, 2023.

The Company posted quarterly product net revenue of $1.56 million and service net revenue of $20 thousand, or total net revenue of $1.58 million for a quarterly net loss of $207 thousand, or $(0.02) per diluted share. These results compare to product net revenue of $1.68 million and no service net revenue, or total net revenue of $1.68 million for a quarterly net loss of $216 thousand, or $(0.02) per diluted share, in the year-ago quarter. Gross margin on product net revenue was 46% in the fiscal 2024 third quarter and 53% in the fiscal 2023 third quarter.

The Company posted nine months product net revenue of $4.93 million and service net revenue of $134 thousand, or total net revenue of $5.06 million for a nine months net loss of $355 thousand, or $(0.03) per diluted share. These results compare to product net revenue of $5.08 million and service net revenue of $459 thousand, or total net revenue of $5.54 million for a nine months net loss of $231 thousand, or ($0.02) per diluted share, in the year-ago nine months. Gross margin on product net revenue was 48% in the fiscal 2024 nine months and 50% in the fiscal 2023 nine months.

“The fiscal 2024 third quarter presented significant challenges for Encision and for the medical device market in general,” said Gregory Trudel, President and CEO of Encision Inc. “The demand for surgical procedures was diminished during the pandemic period and its rebound has been a slow process. The market has seen a number of positive indicators for an increase in demand and Encision continues to drive toward them. The service revenue that we were able to drive in the previous year was very helpful and we are starting to gain traction in recreating that revenue stream with a few new partners and opportunities to collaborate on our foundational technologies.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

 In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Product revenue	$1,561	$1,684	$4,927	$5,084
Service revenue	20	—	134	459
Total revenue	1,581	1,684	5,061	5,543

Product cost of revenue	843	786	2,539	2,528
Service cost of revenue	11	—	69	—
Total cost of revenue	854	786	2,608	2,528

Gross profit	727	898	2,453	3,015
Operating expenses:
Sales and marketing	414	502	1,237	1,494
General and administrative	352	360	1,107	1,103
Research and development	151	247	420	641
Total operating expenses	917	1,109	2,764	3,238
Operating income (loss)	(190)	(211)	(311)	(223)
Interest expense and other income, net	(17)	(5)	(44)	(8)
(Loss) before provision for income taxes	(207)	(216)	(355)	(231)
Provision for income taxes	—	—	—	—
Net (loss)	$(207)	$(216)	$(355)	$(231)
Net (loss) per share—basic and diluted	$(0.02)	$(0.02)	$(0.03)	$(0.02)
Weighted average shares—basic and diluted	11,770	11,763	11,770	11,761

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	December 31, 2023	March 31, 2023
ASSETS
Cash	$99	$189
Accounts receivable	923	921
Inventories, net	1,554	1,899
Prepaid expenses	129	116
Total current assets	2,705	3,125
Equipment, net	269	303
Right of use asset	1,083	496
Patents, net	166	163
Other assets	64	47
Total assets	$4,287	$4,134
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$302	$253
Secured notes	45	44
Line of credit	—	177
Accrued compensation	233	218
Other accrued liabilities	130	85
Accrued lease liability	351	354
Total current liabilities	1,061	1,131
Secured notes	233	268
Accrued lease liability	800	240
Total liabilities	2,094	1,639
Common stock and additional paid-in capital	24,401	24,348
Accumulated (deficit)	(22,208)	(21,853)
Total shareholders’ equity	2,193	2,495
Total liabilities and shareholders’ equity	$4,287	$4,134

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Nine Months Ended
	December 31, 2023	December 31, 2022
Operating activities:
Net (loss)	$(355)	$(231)
Adjustments to reconcile net (loss) to cash generated by (used in) operating activities:
Depreciation and amortization	64	64
Share-based compensation expense	53	39
Provision for inventory obsolescence, net	63	53
Changes in operating assets and liabilities:
Right of use asset, net	(30)	(31)
Accounts receivable	(2)	118
Inventories	282	(375)
Prepaid expenses and other assets	(30)	(28)
Accounts payable	49	(274)
Accrued compensation and other accrued liabilities	60	(73)
Net cash generated by (used in) operating activities	154	(738)

Investing activities:
Acquisition of property and equipment	(12)	(173)
Patent costs	(20)	(10)
Net cash (used in) investing activities	(32)	(183)

Financing activities:
Net proceeds from options exercised	—	21
Borrowings from secured notes	(212)	70
Net cash (used in) provided by financing activities	(212)	91

Net (decrease) in cash	(90)	(830)
Cash, beginning of period	189	950
Cash, end of period	$99	$120